EXHIBIT 21.1

List of Subsidiaries

Aly Operating, Inc. (Delaware)

Austin Chalk Petroleum Services Corp. (Delaware)

Aly Centrifuge Inc. (Delaware)

Evolution Guidance Systems, Inc. (Texas)